                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                ______________


                                  FORM 8-K/A

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   November 8, 1999
                                                  -----------------


                          RAVISENT Technologies Inc.
----------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


Delaware                           000-26287                23-2763854
----------------------------------------------------------------------------
(State of other jurisdiction       (Commission                (IRS Employer of
incorporation)                File Number)              Identification No.)


One Great Valley Parkway, Malvern, Pennsylvania                     19355
----------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code    (800) 700-0362
                                                  --------------------------


                                Not Applicable
----------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

ITEM 2    ACQUISITION OR DISPOSITION OF ASSETS.

     (a) This current report on Form 8-K/A amends the Current Report on Form 8-K filed by RAVISENT Technologies Inc. on November 22, 1999 solely to add the financial statements of the business acquired required by Item 7(a) and the pro forma financial information required by Item 7(b).

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)   Teknema Financial Statements

                                                                                                                        Page
Independent Auditors' Report                                                                                            3
Balance Sheets as of  September 30, 1999 and December 31,1998                                                           4
Statements of Operations for the nine month period ended September 30, 1999
 and the year ended December 31, 1998                                                                                   5
 Statements of Stockholders' (Deficit) Equity for the nine month period ended September 30, 1999 and
 the year ended December 31, 1998                                                                                       6
Statements of Cash Flows for the nine month period ended September 30, 1999 and
 the year ended December 31, 1998                                                                                       7
Notes to Financial Statements                                                                                        8-15



(b) Pro forma Financial Information

Pro forma financial information                                                                                        16
Unaudited Pro forma Combined Condensed Balance Sheet as of  September 30, 1999                                         17
Unaudited Pro forma Combined Condensed Statement of Operations for the nine month period ended
September 30, 1999                                                                                                     18
Unaudited Pro forma Combined Condensed Statement of Operations for  the year ended
December 31, 1998                                                                                                      19
Notes to Unaudited Pro forma Combined Condensed Financial Statements                                                20-21

                         Independent Auditors' Report

The Board of Directors
Teknema, Inc.:

We have audited the accompanying balance sheets of Teknema, Inc. (the Company) as of September 30, 1999, and December 31, 1998, and the related statements of operations, stockholders' (deficit) equity, and cash flows for the nine-month period ended September 30, 1999, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teknema, Inc. as of September 30, 1999, and December 31, 1998, and the results of its operations and its cash flows for the nine-month period ended September 30, 1999, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


January 7, 2000

Mountain View, California

/s/ KPMG LLP

                                 TEKNEMA, INC.

                                Balance Sheets

                                                                             September 30,          December 31,
                                              Assets                               1999                 1998
                                                                            ---------------        --------------
Current assets:
     Cash and cash equivalents                                              $       327,290        $    1,112,481
     Accounts receivable, net of allowances for doubtful
        accounts of $38,267and $174,000, respectively                               103,878               779,943
     Income tax refund receivable                                                    65,000                65,000
     Inventories                                                                     34,864                67,192
     Prepaid software liscense                                                       59,137                50,000
     Prepaid expenses and other current assets                                       55,598               126,461
     Deferred income taxes                                                          106,000               106,000
                                                                            ---------------        --------------
              Total current assets                                                  751,767             2,307,077

Property and equipment, net                                                          66,558                80,775
Other assets                                                                         11,486                 8,625
                                                                            ---------------        --------------
              Total assets                                                  $       829,811        $    2,396,477
                                                                            ===============        ==============

                Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
     Accounts payable                                                       $       348,183        $    1,527,757
     Accrued liabilities                                                            177,468                73,418
     Deferred revenue                                                               178,633               540,000
                                                                            ---------------        --------------
              Total current liabilities                                             704,284             2,141,175
Note payable                                                                      1,000,000                    --
Deferred income taxes                                                                10,000                 8,000
                                                                            ---------------        --------------
              Total liabilities                                                   1,714,284             2,149,175
                                                                            ---------------        --------------
Commitments

Stockholders' equity (deficit):
     Common stock, $0.001 par value; 10,000,000 shares authorized;
        4,045,875 and 3,504,000 shares issued and outstanding,
        respectively                                                                  4,046                 3,504
     Additional paid-in capital                                                   4,920,380             3,463,626
     Deferred compensation expense                                               (3,225,661)           (2,620,031)
     Retained earnings (accumulated deficit)                                     (2,583,238)             (599,797)
                                                                            ---------------        --------------
              Total stockholders' equity (deficit)                                 (884,473)              247,302
                                                                            ---------------        --------------
              Total liabilities and stockholders' equity (deficit)          $       829,811        $    2,396,477
                                                                            ===============        ==============

See accompanying notes to financial statements.

                                 TEKNEMA, INC.

                           Statements of Operations

                                                       Nine Month               Year
                                                      Period Ended             Ended
                                                      September 30,          December 31,
                                                          1999                  1998
                                                      -------------         -------------
Revenues                                              $   3,277,212         $   5,075,829
Cost of revenues                                          2,361,614             3,207,343
                                                      -------------         -------------
           Gross margin                                     915,598             1,868,486
                                                      -------------         -------------

Operating expenses:
     Research and development                             1,798,392             2,005,026
     Selling and marketing                                  438,428               363,344
     General and administrative                             665,470               529,096
                                                      -------------         -------------
           Total operating expenses                       2,902,290             2,897,466
                                                      -------------         -------------
           Loss from operations                          (1,986,692)           (1,028,980)
Interest income, net                                          8,251                32,561
                                                     --------------         -------------
           Loss before income taxes                      (1,978,441)             (996,419)
Income tax expense (benefit)                                  5,000               (94,000)
                                                     --------------         -------------
           Net loss                                  $   (1,983,441)        $    (902,419)
                                                     ==============         =============

See accompanying notes to financial statements.

                                 Teknema, Inc.
                  Statement of Stockholders' (Deficit) Equity
  Nine-month period ended September 30, 1999 and year ended December 31, 1998

                                                                                                           Retained       Total
                                                                              Additional     Deferred      Earnings    Stockholders'
                                                       Common stock            Paid-in     Compensation  (accumulated     Equity
                                                 --------------------------
                                                    Shares        Amount       capital        expense      Deficit)     (deficit)
                                                 ------------  ------------  ------------  ------------  ------------  ------------
Balance as of December 31, 1997                     3,640,000  $      3,640  $    211,300  $   (104,790) $    302,622  $    412,772
Issuance of Common stock on exercise of options        24,000            24           906            --            --           930
Repurchase of common stock                           (160,000)         (160)       (1,440)           --            --        (1,600)
Deferred compensation expense                              --            --     3,252,860    (3,252,860)           --            --
Amortization of deferred compensation expense              --            --            --       737,619            --       737,619
Net loss                                                   --            --            --                    (902,419)     (902,419)
                                                 ------------  ------------  ------------  ------------  ------------  ------------
Balances as of December 31, 1998                    3,504,000  $      3,504  $  3,463,626  $ (2,620,031) $   (599,797) $    247,302
Issuance of common stock on exercises of options      541,875           542        26,614            --            --        27,156
Deferred compensation expense                              --            --     1,430,140    (1,430,140)           --            --
Amortization of deferred compensation expense              --            --            --       824,510            --       824,510
Net loss                                                   --            --            --            --    (1,983,441)   (1,983,441)
                                                 ------------  ------------  ------------  ------------  ------------  ------------
Balances as of September 30, 1999                   4,045,875  $      4,046  $  4,920,380  $ (3,225,661) $ (2,583,238) $   (884,473)
                                                 ============  ============  ============  ============  ============  ============

See accompanying notes to financial statements

                                 TEKNEMA, INC.

                           Statements of Cash Flows

                                                                              Nine Month           Year
                                                                             Period Ended          Ended
                                                                             September 30,      December 31,
                                                                                1999                1998
                                                                           ---------------     ---------------
Cash flows from operating activities:
  Net loss                                                                 $    (1,983,441)    $      (902,419)
  Adjustment to reconcile net loss to net cash (used in)
    provided by operating activities:
      Depreciation and amortization                                                 24,972              34,025
      Deferred income taxes                                                          2,000             (29,000)
      Provision for doubtful accounts                                             (135,733)             93,845
      Amortization of deferred compensation expense                                824,510             737,619
      Changes in operating assets and liabilities:
        Accounts receivable                                                        811,798             230,915
        Income tax refund receivable                                                    --             (65,000)
        Inventories                                                                 32,328             224,848
        Prepaid expenses and other current assets                                   61,726            (149,838)
        Other assets                                                                (2,861)             (8,625)
        Accounts payable                                                        (1,179,574)           (250,174)
        Accrued liabilities                                                        104,050             (31,770)
        Deferred revenue                                                          (361,367)            480,873
                                                                           ---------------     ---------------
           Net cash (used in) provided by operating activities                  (1,801,592)            365,299
                                                                           ---------------     ---------------

Cash flows used in investing activities - purchases of property
  and equipment                                                                    (10,755)            (28,021)
                                                                           ---------------     ---------------
Cash flows from financing activities:
  Proceeds from issuance of common stock                                            27,156                 930
  Repurchase of common stock                                                            --              (1,600)
  Proceeds from note payable                                                     1,000,000                  --
                                                                           ---------------     ---------------
           Net cash provided by (used in) financing activities                   1,027,156                (670)
                                                                           ---------------     ---------------
Net (decrease) increase in cash and cash equivalents                              (785,191)            336,608

Cash and cash equivalents at beginning of period/year                            1,112,481             775,873
                                                                           ---------------     ---------------
Cash and cash equivalents at end of period/year                            $       327,290     $     1,112,481
                                                                           ===============     ===============
Supplemental disclosures of cash flow information:
  Noncash investing and financing activity - deferred
    compensation associated with stock option activity                     $       487,933     $     2,049,247
                                                                           ===============     ===============

See accompanying notes to financial statements.

                                 TEKNEMA, INC.

                         Notes to Financial Statements

                   September 30, 1999 and December 31, 1998


(1)  The Company and Summary of Significant Accounting Policies

     (a)  Description of the Company

          Teknema, Inc., a California corporation, (the Company) was incorporated in December 1994. The Company designs, develops, and markets information appliances, both software and hardware, which enable easy access to the Internet. The Company also provides Internet technology and services to original equipment manufacturers (OEM) and hardware integration companies who design and sell Internet products and appliances. The Company's customers are located principally in the United States and Europe.

          On November 8, 1999, RAVISENT Technologies, Inc., a Delaware corporation, (RAVISENT) purchased all of the outstanding shares and options of the Company for 266,165 shares of RAVISENT common stock, and 537,560 of stock options, and $2,500,000 in cash. In connection with and prior to the purchase, RAVISENT loaned the Company $1,000,000 for working capital purposes (see Note 3).

     (b)  Cash Equivalents

          The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents in the amount of $327,290 and $1,112,481 as of September 30, 1999 and December 31, 1998, respectively, consisted primarily of money market funds. Cash equivalents are recorded at cost, which approximates fair value.

     (c)  Inventories

          Inventories are stated at the lower of cost (first-in, first-out method) or market. As of September 30, 1999, and December 31, 1998, inventories were principally comprised of finished goods.

     (d)  Software Development Costs

          Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, requires the capitalization of software development costs once technological feasibility has been established. Through September 30, 1999, the Company believes its process for developing software was essentially completed concurrently with the establishment of technological feasibility, and, accordingly, no software development costs have been capitalized. Software development costs are included in research and development and expensed in the accompanying statements of operations.

     (e)  Property and Equipment

          Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years.

     (f)  Revenue Recognition

          Revenues are generally recognized upon shipment of the product or when development services are performed, provided that no significant obligations remain and collection of the resulting receivable is probable. Support service revenues are recognized over the service period. Deferred revenues are comprised of support revenues.

     (g)  Product Warranty

          The Company provides a warranty on its products. Estimated warranty costs are accrued at the time of sale. As of September 30, 1999, and December 31, 1998, accrued warranty expense was approximately $57,000 and $-0- respectively, and is included in accrued liabilities in the accompanying balance sheets.

     (h)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (i)  Business Concentrations

          Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in commercial checking and money market accounts with high quality financial institutions. The Company performs ongoing credit evaluations of its customer's financial condition. The Company establishes reserves for potential credit losses and such losses have historically been within management expectations.

          The Company purchases substantially all of its inventory from an Internet television set-up box supplier located in Taiwan. As of September 30, 1999 and December 31, 1998, accounts payable to this supplier were $303,240 and $1,508,673, respectively.

     (j)  Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation is recorded to reduce deferred tax assets to an amount for which realization is more likely than not.

     (k)  Stock-Based Compensation

          The Company accounts for its stock-based compensation arrangements for employees using the intrinsic-value method pursuant to Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded for fixed plan stock options on the date of grant when the fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for issuance or sales of common stock. Options granted to consultants and other nonemployees are accounted for at fair value pursuant to SFAS No. 123, Accounting for Stock-Based Compensation. The Company discloses the pro forma effects of using the fair value method of accounting for all stock-based compensation arrangements in accordance with SFAS No. 123.

     (l)  Comprehensive Income

          The Financial Accounting Standards Board (the FASB) has issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. The Company has no components of other comprehensive income (loss) for the periods presented.

     (m)  Financial Instruments

          The carrying amount of the Company's cash equivalents, accounts receivable, and accounts payable approximates fair value due to the short-term nature of these balances. The carrying amount of the Company's note payable approximates fair value as the note bears interest based on rates currently available for debt with similar terms.

     (n)  New Accounting Pronouncements

          In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a significant impact on the Company's results of operations.

          In 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 is effective for annual financial statements for periods beginning after June 15, 1999. The Company believes that the adoption of SFAS No. 133 will not have a significant impact on its financial condition or results of operations.

     (o)  Revenues

          Revenues consisted of the following for the nine-month period ended September 30, 1999, and December 31, 1998:

                                                     1999            1998
                                                  ------------   ------------
          Product Sales                           $  2,954,320      4,149,845
          Development services                         294,975        211,984
          Royalties                                         --        284,000
          Support services                              27,917        430,000
                                                  ------------   ------------
                                                  $  3,277,212      5,075,829
                                                  ============   ============

(2)  Property and Equipment

     Property and equipment as of September 30, 1999, and December 31, 1998, consisted of the following:

                                                                1999          1998
                                                            ------------   ------------
            Computer equipment and software                 $    179,952        173,528
            Furniture, fixtures, and office equipment             12,894          8,563
                                                            ------------   ------------
                                                                 192,846        182,091
            Less accumulated depreciation and amortization       126,288        101,316
                                                            ------------   ------------
                                                            $     66,558         80,775
                                                            ============   ============

(3)  Note Payable

     The Company issued a $1,000,000 convertible promissory note to RAVISENT on August 12, 1999. The note is unsecured and bears interest at a rate of 10% per year. The principal and accrued interest are due on August 12, 2002. The outstanding principal and accrued interest may be converted into the Company's stock at a conversion price of $2.09, which is the greater than the fair value of the Company's common stock at the date of issuance of the note. The Company is subject to certain financial and nonfinancial covenants in connection with this note. As of September 30, 1999, the Company was in compliance with these covenants.

(4)  Stockholders' Equity (Deficit)

     (a)  Stock Plan

          The Company has reserved 6,670,000 shares of common stock for issuance under its 1996 Stock Option Plan (the Plan). The Plan provides for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

          The stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock upon the voluntary or involuntary termination of the purchasers' employment with the Company at the original issuance cost. The Company's repurchase right lapses generally over a four-year period.

     As of September 30, 1999, the Company has issued 2,560,417 shares under restricted stock purchase agreements, of which 325,000 shares are subject to repurchase at a weighted-average price of $.01 per share.

     During 1998, the Company repurchased 160,000 shares of restricted common stock at $0.01 per share in cash.

     Nonstatutory options are exercisable at a price not less than 85% of fair market value of the stock at the date of grant, as determined by the Company's Board of Directors, unless they are granted to an individual who owns greater than 10% of the voting rights of all classes of stock, in which case the exercise price shall be no less than 110% of the fair market value. Incentive stock options are exercisable at a price not less than 100% of fair market value of the stock at the date of grant, as determined by the Company's Board of Directors, except when they are granted to an employee who owns greater than 10% of the voting power of all classes of stock, in which case they are exercisable at a price not less than 110% of fair market value.

     Options issued under the Plan generally expire in 10 years. However, the term of the options may be limited to 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Company's Board of Directors and generally provide for shares to vest ratably over a four-year period.

     During 1998, the Company issued options to purchase 1,540,000 shares of common stock at an exercise price of $0.05 per share to nonemployees for services performed. The fair value of the options at the vesting date was determined to be $635,560 using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 4 years; risk-free interest rate of 5%; and expected volatility of 60%. The fair value of the options was charged to expense in 1998 as the related services were performed. The amortization of the deferred compensation expense was allocated to the functional expense categories based upon an employee's job classification.

     During the first nine months of 1999, the Company issued options to purchase 160,000 shares of common stock at an exercise price of $0.10 per share to nonemployees for services performed. The fair value of the options at the vesting date was determined to be $482,294 using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 4 years; risk-free interest rate of 5%; and expected volatility of 60%. The fair value of the options is charged to expense as the related services are performed. The amortization of the deferred compensation expense was allocated to the functional expense based upon an employee's job classification.

     As of September 30, 1999, there were no additional stock options available for grant under the Plan.

(b)  Stock-Based Compensation

     The Company uses the intrinsic value method prescribed by APB Opinion No. 25 in accounting for its stock-based compensation arrangements for employees. Compensation cost has been recognized for fixed stock options issuances in the accompanying financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options at the date of grant.

     The Company has recorded deferred stock compensation expense of $964,000 and $2,600,500 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the option granted in the nine-month period ended September 30, 1999, and for the year ended December 31 1998, respectively. These amounts are being amortized on a straight line basis over the vesting period, generally four years. Amortization of deferred compensation of approximately $647,302 and $546,146 was recognized in the nine-month period ended September 30, 1999, and for the year ended December 31, 1998, respectively. The amortization of the deferred compensation expense was allocated to the functional expense categories based upon the employee's job classification.

     Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's net losses for the nine-month period ended September 30, 1999, and for the year ended December 31, 1998, would have been as follows:

                                                         1999              1998
                                                    --------------     -------------
       Net loss as reported                         $   (1,983,441)         (902,419)
       Additional stock-based compensation under
         SFAS No. 123                                   (1,025,190)       (2,663,935)
       APB  Opinion No. 25 compensation
         expense recorded                                  964,000         2,600,500
                                                    --------------    --------------
         Net loss pro forma                         $   (1,922,251)         (965,854)
                                                    ==============    ==============

     The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends; risk-free interest rate of 5%; and expected life of 4 years for both the nine-month period ended September 30, 1999, and the year ended December 31, 1998.

     The following table summarizes activity under the Plan for the nine-month period ended September 30, 1999, and for the year ended December 31, 1998:

                                                        1999                   1998
                                                --------------------   ---------------------
                                                           Weighted-               Weighted-
                                                            average                 average
                                                           exercise                 exercise
                                                 Shares      price      Shares       price
                                               ----------  ---------   ----------  ---------
               Outstanding at beginning
                 of period/year                 4,950,000   $ 0.05        345,000    $ 0.01
               Options granted                    820,000     0.10      5,505,000      0.05
               Options exercised                 (541,875)    0.05        (24,000)     0.04
               Options canceled                  (178,125)    0.06       (876,000)     0.05
                                               ----------              ----------
               Outstanding at
                 period/year-end                5,050,000     0.06      4,950,000      0.05
                                               ==========              ==========
               Options vested at
                 period/year-end                2,217,114     0.05      1,348,125      0.05
                                               ==========              ==========
               Weighted-average fair
                 value of options granted
                 during the year                              0.05                     0.08

     The following table summarizes information about fixed stock options outstanding as of September 30, 1999:

                                   Options outstanding
                    ----------------------------------------------          Options exercisable
                                        Weighted-                    ----------------------------
                                        average         Weighted-                     Weighted-
          Range of                     remaining        average                       average
          exercise                    contractual       exercise
           price         Options      life (years)       price          Options        price
        ------------  ------------  ---------------   ------------   ------------   -------------
        $   0.01         330,000         6.49         $   0.01          289,375     $    0.01
            0.05       3,920,000         8.40             0.05        1,818,572          0.05
            0.10         800,000         9.46             0.10          109,167          0.10
                      ------------                                   ------------
                       5,050,000         8.44             0.06        2,217,114          0.05
                      ============                                   ============

(5)  Income Taxes

     Income tax expense (benefit) for the nine-month period ended September 30, 1999, and for the year ended December 31, 1998 consisted the following


                                    Current          Deferred          Total
                                    -------          --------          -----
1999
                  Federal        $     --              2,000              2,000
                  State             3,000                 --              3,000
                                  -------            -------            -------
                                    3,000              2,000              5,000
                                  =======            =======            =======

1998
                  Federal        $(65,000)           (44,000)           (109,00)
                                  -------            -------            -------
                  State                --             15,000             15,000
                                 $(65,000)           (29,000)           (94,000)
                                  =======            =======            =======



The September 30, 1999, and December 31, 1998, income tax expense (benefit) differed from the amounts computed by applying the federal statutory rate of 34% to pretax loss as a result of the following:


                                                     1999                 1998
                                                   -------               ------
Computed expected tax expense (benefit)           (673,000)            (339,000)
State taxes, net of federal benefit                (42,000              (19,000)
Non deductible stock compensation                  226,000              194,000
Effect of federal marginal rate                      2,000               (8,000)
Other permanent differences                        (18,000)              (4,000)
Change in valuation allowance                      510,000               82,000
                                                   -------               ------
                                                 $   5,000              (94,000)
                                                   =======               ======

As of September 30, 1999, and December 31, 1998, the types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below:


                                                                    1999            1998
                                                               --------------   ------------
          Deferred tax assets:
              Accruals and reserves                          $    277,000           180,000
              Net operating loss and carryforwards                421,000             8,000
                                                              --------------    ------------
                                                                  698,000           188,000
          Valuation allowances                                   (592,000)         ( 82,000)
                                                              --------------    ------------
              Total tax deferred assets                           106,000           106,000

          Deferred tax liabilities -- plant and equipment        ( 10,000)          ( 8,000)
                                                              --------------    ------------
              Net deferred tax assets (liabilities)          $     96,000            98,000
                                                              ==============    ============

     The Company has provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets. The net valuation allowance increased by $510,000 and $82,000 during the nine-month period ended September 30, 1999, and for the year ended December 31, 1998, respectively.

     As of December 31, 1998, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $790,000 and $633,000, respectively, available to reduce future income taxes. The federal carryforwards will expire from 2019. The California net operating loss carryforwards expire from 2003 to 2004.

     Federal and California tax laws impose substantial restrictions on the utilization of met operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in the Internal Revenue Code. The Company has not yet determined if an ownership change has occurred If such ownership change has occurred, utilization of the net operating losses will be subject to an annual limitation in future years.

(6)  Commitments

     The Company leases its facilities under an operating lease agreement that expires in January 2001. In addition, the Company leases certain equipment under operating lease agreements.

     Future minimum lease payments under noncancelable operating leases as of September 30, 1999, are as follows:

          Fiscal years
            ending
          ------------
              1999                                $   32,000
              2000                                   133,000
              2001                                    11,000
                                                   ----------
                                                  $  176,000
                                                   ==========

     Rent expense from operating leases was approximately $98,000 and $77,000 for the nine-month period ended September 30, 1999, and for the year ended December 31, 1998, respectively.

(7)  Segment and Geographic Information

     During 1999, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is calculated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing their performance. The Company operates in one industry segment: the Internet appliance segment. Substantially all revenues result from the sale of products and services to OEM customers in this segment. The Company's chief operating decision-maker reviews financial information presented on a Company-wide basis for purposes of making operating decisions and assessing financial performance. The Company-wide financial information is the same as the information presented in the accompanying balance sheets and statements of operations.

     The Company's assets are primarily located in the United States and are not allocated to any specific region. The Company does not produce reports for, or measure the performance of, its geographic regions, and, therefore, segment information is not provided for regions.

     For the period ended September 30, 1999, and for the year ended December 31, 1998, sales to three customers were greater than 10% of total revenues. The related percentages of revenues and accounts receivable as of September 30, 1999, and December 31, 1998, are as follows:

                          Percent of                     Percent of accounts
                           revenues                           receivable
                    -----------------------            -----------------------
                     1999             1998              1999             1998
                    -----------------------            -----------------------
Customer A           63%              37%               --               87%
Customer B           21%              20%               --               --
Customer C           10%              10%               --               --

     Three international customers accounted for approximately 85% and 69% of the Company's revenues in fiscal 1999 and 1998, respectively. Domestic sales as a percentage of gross revenues were not significant in fiscal 1999 and 1998. International sales in 1999 and 1998, were principally sales to OEM distributors. Domestic sales are made primarily to end users.

(7)  Segment and Geographic Information

     During 1999, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing their performance. The Company operates in one industry segment: the Internet appliance segment. Substantially all revenues result from the sale products and services OEM customers in this segment. The Company's chief operating decision maker reviews financial information presented on a Company-wide basis for purposes of making operating decisions and assessing financial performance. The Company-wide financial information is the same as the information presented in the accompanying statements of operations.

     The Company's assets are primarily located in the United States and are not allocated to any specific region. The Company does not produce reports for, or measure the performance of, its geographic regions and, therefore, segment information is not provided for regions.

     Three international customers accounted for approximately 85% of the Company's revenues in fiscal 1999. Three international customers accounted for approximately 69% of the Company's revenues in fiscal 1998. Domestic sales as a percentage of gross revenues were not significant in fiscal 1999 and fiscal 1998. International sales in 1999 and 1998, were principally sales to OEMs distributors. Domestic sales are made primarily to end users.

     Three international customers comprise 53% of the accounts receivable balance as of September 30, 1999. Three international customers comprise 88% of the accounts receivable balance as of December 31, 1998.

(b)  Pro Forma Financial Information.

The following unaudited pro forma condensed financial statements give effect to the acquisition of Teknema, Inc. ("Teknema") by RAVISENT Technologies, Inc. ("Ravisent") in a transaction accounted for as a purchase in accordance with APB Opinion No. 16 (the "Acquisition"). Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the Acquisition. Estimates of the fair values of the assets and liabilities of Teknema have been combined with the recorded values of the assets and liabilities of Ravisent in the unaudited pro forma condensed financial statements. The pro forma adjustments are based on management's estimates of the fair values of the assets and liabilities acquired. Minor changes to adjustments included in the unaudited pro forma condensed financial statements are expected as the results of operations of Teknema subsequent to September 30, 1999 will affect the allocation of the purchase price. Accordingly, actual amounts will differ from those in the unaudited pro forma condensed financial statements.

   The unaudited pro forma combined condensed balance sheet has been prepared to reflect the Acquisition as if it occurred on September 30, 1999. The unaudited pro forma condensed statements of operations reflect the results of operations of Ravisent and Teknema for the year ended December 31, 1998 and the nine months ended September 30, 1999 as if the Acquisition occurred on January 1, 1998.

   The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had Ravisent and Teknema been a combined company during the specified periods. The unaudited pro forma condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements for the year ended December 31, 1998 of Ravisent, included in its Registration Statement on Form S-1 and its quarterly report on Form 10-Q for the nine months ended September 30, 1999 and the financial statements of Teknema included elsewhere in this Current Report on Form 8-KA.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           AS OF September 30, 1999
                                (IN THOUSANDS)

                                                         RAVISENT            Teknema
                                                       September 30,       September 30,         Pro Forma          Pro Forma
                                                           1999                1999             Adjustments         Combined
                                                       -------------       -------------       -------------       -----------
 ASSETS

Current assets:
 Cash and cash equivalents.........................        $  58,665           $     327              (3,780) (a/c)     55,212
 Accounts receivable, net..........................            9,247                 104                   -             9,351
 Income tax refund receivable......................               --                 65                    -                65
 Inventory.........................................              597                  35                   -               632
 Prepaid expenses..................................              787                 115                   -               902
 Other assets......................................               53                  --                   -                53
 Deferred income taxes.............................               --                 106                   -               106
                                                           ---------           ---------           ---------         ---------
  Total current assets.............................           69,349                 752              (3,780)           66,321
Furniture and equipment, net.......................            1,221                  67                   -             1,288
Goodwill and other intangibles ....................            3,953                  --              14,639  (e)       18,592
Loan receivable....................................            1,000                  --              (1,000) (b)            -
Other assets.......................................               27                  11                   -                38
                                                           ---------           ---------           ---------         ---------
  Total assets.....................................        $  75,550           $     830               9,859            86,239
                                                           =========           =========           =========         =========

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
 Accounts payable................... ..............        $   2,108           $     348                   -             2,456
 Accrued expenses and other........................              793                 177                 741  (c)        1,711
 Other current liabilities.........................            1,457                  -                    -             1,457
 Current installments under capital leases.........                7                  -                    -                 7
 Deferred Revenue..................................                -                 179                   -               179
                                                           ---------           ---------           ---------         ---------
  Total current liabilities........................            4,365                 704                 741             5,810
 Loan payable......................................               --             1  ,000              (1,000) (b)           --
 Other long-term liabilities.......................              772                   -                   -               772
 Long term obligations under capital leases........                2                   -                   -                 2
                                                           ---------           ---------           ---------         ---------
  Total liabilities................................            5,139             1  ,714                (259)            6,594
                                                           ---------           ---------           ---------         ---------
Stockholders' equity (deficiency)
 Common stock......................................               15                   4                  (4) (d)           15

 Additional paid-in capital........................           96,781               4,920              12,402  (c)      109,183
                                                                                                      (4,920) (d)
 Deferred stock compensation.......................           (1,814)             (3,225)              3,225  (d)       (1,814)
 Accumulated deficit...............................          (23,302)             (2,583)             (1,280) (a)      (26,470)
                                                                                                       2,583  (d)
                                                                                                      (1,888) (d)
 Accumulated other comprehensive income............              (49)                  -                   -               (49)
 Treasury stock at cost, 200,000 shares............             (720)                  -                   -              (720)
 Note receivable...................................             (500)                  -                   -              (500)
                                                           ---------           ---------           ---------         ---------
   Total stockholders' equity (deficiency).........           70,411                (884)             10,118            79,645
                                                           ---------           ---------           ---------         ---------
Total liabilities and stockholders' equity
  (deficiency).....................................        $  75,550           $     830               9,859            86,239
                                                           =========           =========           =========         =========

See notes to unaudited pro forma combined condensed financial statements

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1999
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         RAVISENT             Teknema
                                                        Nine Months         Nine Months
                                                          Ended                Ended
                                                       September 30,       September 30,         Pro Forma           Pro Forma
                                                           1999                 1999            Adjustments           Combined
                                                       -------------       -------------       -------------       -------------
Revenues..........................................        $   28,401          $    3,277                   -          $   31,678

Cost of revenue...................................            16,231               2,362                   -              18,593
                                                          ----------          ----------          ----------          ----------
   Gross profit...................................            12,170                 915                   -              13,085
Research and development..........................             4,541               1,798                                   6,339
Sales and marketing...............................             3,300                 438                                   3,738
General and administrative........................             3,189                 665                                   3,854
Amortization of goodwill and other intangibles....               685                                   2,745 (e)           3,449
Amortization of deferred stock compensation.......               305                  --                                     305
                                                          ----------          ----------          ----------          ----------
Total operating expenses..........................            12,020               2,901               2,745              17,666
                                                          ----------          ----------          ----------          ----------
  Operating income (loss).........................               150              (1,986)             (2,745)             (4,581)

  Interest expense (income), net..................              (463)                 (8)                 --                (471)
                                                          ----------          ----------          ----------          ----------
Income (loss) before income taxes.................               613              (1,978)             (2,745)             (4,110)

Provision for income taxes........................                74                   5                  --                  79
                                                          ----------          ----------          ----------          ----------
Net income (loss) before accretion................        $      539          $   (1,983)         $   (2,745)         $   (4,189)
                                                          ----------          ----------          ----------          ----------
Accretion of mandatory redeemable preferred stock.               660                  --                  --                 660
                                                          ----------          ----------          ----------          ----------
Net loss attributable to common stockholders......        $     (121)         $   (1,983)         $   (2,745)         $   (4,849)
                                                          ==========          ==========          ==========          ==========
Basic and diluted loss per common share...........        $    (0.02)                                                      (0.74)
                                                          ==========                                                  ==========

Weighted Average Shares...........................         6,305,049                                                   6,571,214(g)
                                                          ==========                                                  ==========

See notes to unaudited pro forma combined condensed financial statements

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          RAVISENT            Teknema

                                                         YEAR Ended          YEAR Ended
                                                        DECEMBER 31,        DECEMBER 31,        Pro Forma            Pro Forma
                                                            1998                1998            Adjustments          Combined
                                                       --------------      --------------      -------------       --------------
Revenues............................................       $   30,288          $    5,075                  -           $   35,363

Cost of revenue.....................................           24,546               3,207                  -               27,753
                                                           ----------          ----------         ----------           ----------
   Gross profit.....................................            5,742               1,868                  -                7,610
Research and development............................            3,121               2,005                  -                5,126
Sales and marketing.................................            1,964                 363                  -                2,327
General and administrative..........................            4,673                 529                  -                5,202
Amortization of goodwill and other intangibles......              906                   -              3,660 (e)            4,566
Amortization of deferred stock compensation.........              139                   -                  -                  139
Acquired in-process research and Development........            7,900                                                       7,900
                                                           ----------          ----------         ----------           ----------
Total operating expenses............................           18,703               2,897              3,660               25,260
                                                           ----------          ----------         ----------           ----------
  Operating loss....................................          (12,961)             (1,029)            (3,660)             (17,650)

  Interest expense (income), net....................              722                 (32)                 -                  690
                                                           ----------          ----------         ----------           ----------
Net loss before income taxes........................          (13,683)               (997)            (3,660)             (18,340)

Provision (benefit) for income taxes................               --                 (94)               --                   (94)
                                                           ----------          ----------         ----------           ----------
Loss before accretion...............................          (13,683)               (903)            (3,660)             (18,246)

Accretion of mandatory redeemable preferred stock...              754                  --                 --                  754
                                                           ----------          ----------         ----------           ----------

Net loss attributable to common stockholders........       $  (14,437)         $     (903)        $   (3,660)          $  (19,000)
                                                           ==========          ==========         ==========           ==========

Basic and diluted loss per common share.............       $    (4.94)                                                 $    (6.06)
                                                           ==========                                                  ==========

Weighted Average Shares.............................        2,920,677                                                   3,186,842(g)
                                                           ==========                                                  ==========

See notes to unaudited pro forma combined condensed financial statements

                          RAVISENT TECHNOLOGIES INC.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.  Background

       On November 8, 1999, we acquired Teknema, Inc. for $2.5 million in cash, and issued 266,165 shares of common stock and 537,560 stock options that have an estimated fair value of $12.4 million. Prior to finalizing the agreement, we loaned Teknema $1 million at a rate of 10% for three years and had recorded the amount as a loan receivable on the balance sheet. When including the associated acquisition expenses, the Teknema acquisition is valued at approximately $16 million. Teknema is an Internet technology company dedicated to developing software and solutions for the emerging market for Internet appliances. The company sells Internet television set-top hardware and software technology through intellectual property licenses and Original equipment manufacturer (OEM) agreements with telecommunication companies and Internet service providers. Teknema serves the emerging market for information appliances that connect users to the Internet. The acquisition will be accounted for as a purchase and the estimated excess of the purchase price over the fair value of the net assets acquired of approximately $15 million will be recorded as goodwill and other intangible assets and will be amortized over the estimated useful lives which are estimated to be approximately 48 months.

2.  Basis of Presentation

       The accompanying unaudited pro forma combined condensed statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to the acquisition of Teknema as if it had occurred on January 1, 1998. The unaudited pro forma combined condensed balance sheet as of September 30, 1999 gives effect to the acquisition of Teknema as if it had occurred on September 30, 1999.

       The effects of the acquisition have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value.

       The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effects of the acquisition.

3. The pro forma balance sheet adjustments as of September 30, 1999 are as follows:

   (a) To record a $1,280,000 hiring bonus payment to certain employees of Teknema paid immediately after the close of the acquisition.

   (b) To eliminate the $1,000,000 intercompany loan between Ravisent and Teknema.

   (c) To record the consideration issued by Ravisent to consummate the acquisition of Teknema. Acquisition consideration consisted of the following:

          Ravisent common stock and options issued                  $12,402,000
          Cash consideration                                          2,500,000
          Acquisition expenses                                          741,000
                                                                    -----------
          Total purchase consideration                              $15,643,000
                                                                    ===========

   (d) The pro forma adjustments reflect the allocation of the purchase price paid to the assets acquired and liabilities assumed based on their respective fair values and to eliminate the equity of Teknema.

          The total purchase price is allocated as follows:
          In-process research and development technology            $ 1,888,000
          Core technology                                             1,356,000
          Developed technology                                        5,767,000
          Workforce in place                                            190,000
          Goodwill and other intangible assets                        7,326,000
                                                                    -----------
          Total purchase price                                      $16,527,000
                                                                    ===========

4. The pro forma statement of operations adjustments for the year ended December 31, 1998 and nine months ended September 30, 1999 are as follows:

   (e) Teknema pro forma amortization expense has been adjusted to reflect the amortization of goodwill and other intangible assets associated with the acquisition which have an estimated useful life of approximately four years. ($14.7 million divided by 48 months = $0.305 million per month; $3.7 million amortization per year). No pro forma adjustment for depreciation expense for fixed assets acquired has been recorded as the expense recorded by Teknema approximates the expense that would be recorded by Ravisent.

   (f) The $1,280,000 hiring bonus and the $1,888,000 write-off of in-process research and development have not been reflected as pro forma adjustments as these are non-recurring charges that resulted directly from the acquisition of Teknema.

   (g) Basic and diluted weighted average common shares outstanding and net loss per share amounts have been adjusted to reflect the issuance of 266,165 shares of Ravisent's common stock in connection with the Teknema acquisition, as if the shares had been outstanding from January 1, 1998.

(c)      EXHIBITS: The following documents are filed as exhibits to this report:

         1. Exhibit 7(C) (2) (A) - Signature page of Agreement and Plan of Reorganization dated as of October 8, 1999.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        RAVISENT Technologies Inc.
                                        (Registrant)



Date: January 21, 2000                  By:  /s/ Francis E.J. Wilde III
                                             --------------------------
                                             Francis E.J. Wilde III, President
                                             and Chief Executive Officer

                                 EXHIBIT INDEX

EXHIBIT
-------

7(C)(2A) Signature page for Agreement and Plan of Reorganization dated as of October 8, 1999 by and among Ravisent, Merger Sub, Teknema and certain securityholders of Teknema listed therein.